Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CEO’S DEPARTURE

AND THE ESTABLISHMENT OF EXECUTIVE OFFICE TO DRIVE CHANGE

Newport Beach, CA – July 15, 2024 – American Vanguard Corporation (NYSE: AVD) today reported that its Chairman and Chief Executive Officer, Eric G. Wintemute, concluded his position as CEO, effective July 12, 2024. The terms of his departure are set forth in the Transition Agreement dated July 3, 2024. Going forward, Mr. Wintemute will continue to serve as Chairman of the Board and will provide consulting services to the Company on a part-time basis, if needed.

Speaking for the Company’s Board of Directors, Lead Director, Scott Baskin stated, “In light of our recent performance, it is necessary to move more boldly and urgently to improve financial performance and transform the Company. To that end, we are establishing an Office of CEO (“OCEO”) to be operated by CFO David Johnson (17 years at the Company), SVPHR Shirin Khosravi (25+ years in HR management and design), CIO/General Counsel Timothy Donnelly (19 years at the Company) and board member, Mark Bassett, PhD, who has run multiple large, global businesses at Dow, was the Chairman and CEO at Hemlock Semiconductor and is the architect of our transformation plan.”

Mr. Baskin continued, “The OCEO will have two main areas of focus: first, significantly improving strategy execution by the Company to drive improved earnings and cash flow for the remainder of the year; and second, accelerating the Company wide transformation which will lead to better data systems, a simpler, more customer focused organization, improved market participation strategies, and more efficient operations. These measures will not only support our commitment to supply exceptional products to our customers, but also to provide greater value to our shareholders.”

Mr. Baskin concluded, “The OCEO includes decades-long experience in all areas needed to drive change for the better – cash and working capital management, human capital and organizational design, P&L management and transformation of business and digital platforms. All other functions will report to the OCEO for the duration of our search for a successor CEO, and Mr. Donnelly will serve as Acting CEO for purposes of financial disclosures. The OCEO has been given full authority to expedite measures aimed at increasing profitability with the assistance of our global business consultant Kearney, and will report to the Board on progress, direction and initiatives. We will update investors on these matters in greater detail during our next earnings call in early August.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:
American Vanguard Corporation	The Equity Group Inc.
Anthony Young, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
anthonyy@amvac.com	Lcati@equityny.com